EXHIBIT 99.1 - Letter from Independent Accountants



                       STATEMENT BY MALONE & BAILEY, PLLC

September  24,  1999

To the Board of Directors
         JVWeb, Inc.


We are currently engaged in completing an examination of the financial statements of JVWeb, Inc. for the year ended June 30, 1999. Confirmation of account balances and other essential information with key customers or others is an essential part of the examination and certain confirmation requests have not been returned as of this date. Since we have not received all the confirmations necessary to complete the audit, we are unable to estimate whether there will be any significant changes in the operating statement.

We will not be able to complete our examination and render an opinion on the financial statements on or before September 28, 1999, the date by which the Company is required to file its annual report with the Securities and Exchange Commission on Form 10-KSB.


/s/ John C. Malone

John C. Malone, CPA
Malone & Bailey, PLLC
Houston, Texas